INDEPENDENT CONSULTANT AGREEMENT
This INDEPENDENT Consultant AGREEMENT (the “Agreement”) is entered into as of December 1, 2021, by and between EDWARD A. HJERPE III (“Consultant”), and FEDERAL HOME LOAN BANK OF BOSTON, a corporation (“Bank”).
WHEREAS, Consultant has announced his retirement from Bank effective November 30, 2021;
WHEREAS, Bank desires to contract with Consultant on a non-exclusive basis to provide consulting services to the Board of Directors and the President and CEO of Bank at least through the end of the year, and Consultant desires to accept such engagement, pursuant to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and promises each party has made to the other as set forth in this Agreement, Consultant and Bank agree as follows:
1.Consultant’s Services. During the term of this Agreement, Consultant agrees to provide consulting services to the Board of Directors of Bank in connection with the Board meetings to be held in December 2021, transitional assistance to the Bank’s President and CEO in connection with his new role, and to provide such other services as the Chair of the Board of Directors of Bank or the President and CEO shall reasonably request. The parties anticipate and intend that such consulting services shall not exceed thirty-six (36) hours during the Term.
2.Independent Contractor Relationship. Consultant will be an independent contractor and not an employee of Bank. Neither Consultant nor Bank shall represent directly or indirectly that Consultant is an agent, employee, or legal representative of Bank. Consultant shall be free at all times to arrange the time, place, and manner of performance of the consulting services. As an independent contractor, the mode, manner, method, and means used by Consultant in the performance of the consulting services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof.
3.Term. The effective date of this Agreement is December 1, 2021, and the Agreement shall continue in full force until December 31, 2021 (the “Term”), unless terminated earlier as provided herein. Either party may terminate this Agreement at any time by providing seven (7) days prior written notice to the other party, or immediately for due cause. This Agreement may be extended by mutual written agreement of the parties.
4.Compensation. Bank will pay Consultant the sum of $17,500 for his consulting services during the Term, which amount shall be paid upon the satisfactory conclusion of Consultant’s services hereunder. Consultant shall not be entitled to any other compensation or benefits for his services from Bank. In the event this Agreement is terminated prior to the end of the Term for any reason by Consultant, or by Bank other than for due cause, the fixed compensation amount shall be prorated to reflect the number of days within the term.
5.Costs and Expenses. Bank shall reimburse Consultant for all reasonable, actual, out-of-pocket costs and expenses approved in advance by Bank and incurred by Consultant in connection with Consultant’s performance of consulting services within thirty (30) days of Bank’s receipt of appropriate documentation.
6.Tax Treatment. Consultant and Bank agree that Bank will treat Consultant as an independent contractor for purposes of all local, state, and federal tax laws and file forms consistent with that status. Consultant agrees, as an independent contractor, that he is not entitled to unemployment compensation benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner while performing consulting services under this Agreement. Consultant will be solely responsible to pay any and all local, state, and federal income, Social Security, and unemployment taxes for Consultant. Bank will not withhold any taxes or prepare a Form W-2 for Consultant relating to his consulting services hereunder but will provide Consultant with a Form 1099.
7.Standard of Conduct. During the term of this Agreement (and any renewal or extension), Consultant shall comply with all rules, policies, procedures, and standards promulgated from time to time by Bank and provided to Consultant, with regard to Consultant’s conduct and access to and use of Bank’s property, equipment, and facilities. Consultant expressly agrees to comply with Bank’s policy of maintaining a workplace free of all forms of discrimination, harassment, and retaliation. Consultant shall treat as confidential all confidential information of the Bank and shall not disclose such confidential information to any third party or use it for any purposes other than to perform his obligations hereunder; provided, however, that Consultant may disclose such confidential information solely to the extent he is required to do so pursuant to the order, request, or requirement of a court, administrative agency or other governmental body (the “receiving party”) if, to the extent the receiving party interprets it is permissible by law, Consultant or the receiving party provides prompt written notice of such disclosure to Bank so as to enable Bank to seek a protective order or otherwise prevent or restrict such disclosure.
8.Return of Bank Property. Upon the termination of this Agreement, Consultant shall immediately return to Bank all property of Bank in Consultant’s possession, custody, or control.
9.Conflicts of Interest. Consultant represents and warrants to Bank that, at the time of entering into this Agreement and throughout the term hereof, Consultant shall not be a party to, or enter into, any financial, business or personal arrangement which would give rise to an actual or perceived conflict of interest in Consultant’s provision of services hereunder.
10.No Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of the same or any other provision hereof.
11.Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes any other written or oral statements, representations, communications, understandings, and agreements relating to the subject matters of this Agreement. No amendment or modification of the terms of this Agreement shall be binding upon the parties unless in writing and signed by Bank and Consultant.
12.Nonassignability. This Agreement is not assignable by Consultant without the prior written consent of Bank.

13.Severability. A judicial determination that any provision of this Agreement is invalid in whole or in part will not affect the enforceability of those provisions not found to be invalid provided that the fundamental business and economic terms and conditions of this Agreement remain legal and enforceable, and this Agreement shall be deemed amended by modifying such invalid provision to the extent necessary to render it valid, legal and enforceable, or by substituting another provision that is legal and enforceable, if such modification or substitution can be accomplished while preserving the intent and achieving the same objective as the original provision.
14.Governing Law and Forum. This Agreement shall be construed, governed, and enforced under the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Any dispute regarding this Agreement shall be decided by a court of competent jurisdiction located in the Commonwealth of Massachusetts.
15.Notice. Notices required under this Agreement shall be in writing and sent by overnight courier or registered mail, return receipt requested, to the party’s last known address or to such other address that the party being notified may subsequently furnish to the other by written notice.
16.Construction. Bank and Consultant acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties, each with the opportunity to be represented by legal counsel. The terms of this Agreement shall be construed as though both parties participated equally in the drafting of such terms, and any rule of construction that a document shall be construed against the drafting party shall not apply to this Agreement.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

FEDERAL HOME LOAN BANK OF BOSTON
/s/ Edward A. Hjerpe, III	By: /s/ Martin J. Geitz
Edward A. Hjerpe, III	Title: Martin J. Geitz, Chairman of The Board

Date: 10/21/21	Date: 10/21/21

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